FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3

Fidelity Advisor Korea Fund, Inc.

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)
1	FA KOREA FUND	16-Nov-99	22-Nov-99	Korea Thrunet Co., Ltd.	10,100,000	181,800,000	18.00	1,200	21,600	Lehman Brothers, Inc.	Lehman Brothers, Inc.	Bear Stearns & Co., Inc.	CIBC World Markets Corp.	Fidelity Capital Markets